Exhibit 99.1

January 6, 2015

Dear Shareholders,

2014 was a year of transition for Immune Pharmaceuticals. We obtained a NASDAQ listing, raised over $20 million in equity, reduced past liabilities and strengthened our cash position.  We believe that we now have the capital structure to move our existing projects forward expeditiously, expand our R&D operations and pursue new external growth opportunities. I am also pleased to announce that we are moving our corporate headquarters to New York City where we believe that we can better attract top rate scientific and business talent and be in close proximity to our expanding shareholder base.

One of our top priorities for 2015 is to monetize our non-core assets. Specifically, we are actively soliciting proposals for AmiKet, our Phase III- ready topical drug for neuropathic pain. AmiKet has undergone a thorough clinical and regulatory review in 2014, supporting a potential development and commercial partnership or licensing agreement in early 2015. Market research in the US and Europe by a leading strategy consulting firm suggests a strong interest among physicians for a topical drug with efficacy and safety comparable to commercially available oral drugs. AmiKet, when approved for marketing, will address a potential $3.5 billion market according to Datamonitor. The non-dilutive cash generated by an AmiKet potential sale or license agreement would allow us to further accelerate development of our core programs.

In addition to AmiKet, we intend to seek commercial partners or licensees in 2015 to fund the development of three small molecule oncology drugs (Azixa, Ceplene, Crolibulin), which have reached Phase II and III development.

We expect 2015 to be a year of significant news with respect to Bertilimumab, our first in class monoclonal antibody targeting eotaxin-1, as we anticipate data from our Phase II clinical trial in Bullous Pemphigoid (BP), a rare auto-immune disease of the skin. It is estimated that there are 30,000 patients in North America and Europe with BP. These patients have limited options beyond high dose corticosteroids, often associated in chronic use with severe side effects and increased morbidity and mortality.

Data from our second Phase II clinical trial in Ulcerative Colitis is expected to be generated in the first half of 2016. The increased use of biologic drugs will drive the growth of the Crohn’s Disease and Ulcerative Colitis market as it is expected to reach over $11 billion by 2022 according to a Global Data report. Patient selection based on eotaxin-1 as a biomarker could differentiate Bertilimumab as a personalized medicine treatment option for these debilitating diseases.

In addition, in 2015 we are planning to support pre-clinical and clinical investigator studies to explore the potential of Bertilimumab in additional indications, including severe Eosinophilic Asthma and inflammatory liver diseases such as Non Alcoholic Steato-Hepatitis (NASH).

In 2014, we initiated the validation of an improved manufacturing process for Bertilimumab. We expect to complete this process in 2015, which will provide the clinical supplies of Bertilimumab necessary for clinical studies to begin in 2016 as well as potentially serve as our manufacturing process of choice for our ultimate commercialization of Bertilimumab.

We believe that Immune is positioned to participate in the growth of Antibody Drug Conjugates (ADC) and Targeted Nanoparticle Conjugates. The ADC market is estimated to grow to $10 billion by 2024 according to a report by Roots Analysis. In 2015, we intend to accelerate the development of our NanomAb platform by establishing an R&D Center for Nano-Medicine and Bio-Conjugates in Israel, leveraging our relationship with the Hebrew University of Jerusalem. We expect that milestones will include additional proof of concept studies with novel antibody targets and chemotherapeutics as well as progress toward GMP manufacturing and First In Man studies.

2015 will be a busy year for Immune. We appreciate the loyal support of our shareholders and remain dedicated to solving important medical challenges to improve outcomes for patients.

Best wishes for a healthy 2015!

Sincerely,

/s/ Dr. Daniel G. Teper

Dr. Daniel G. Teper

Chief Executive Officer

Cautionary Statement Relating to Forward-Looking Statements

This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are urged to consider statements that include the words “may,” “will,” “would,” “could,” “should,” “believes,” “estimates,” “projects,” “potential,” “expects,” “plans,” “anticipates,” “intends,” “continues,” “forecast,” “designed,” “goal” or the negative of those words or other comparable words to be uncertain and forward-looking. Such forward-looking statements include statements that express plans, anticipation, intent, contingency, goals, targets, future development and are otherwise not statements of historical fact. These statements are based on our current expectations and are subject to risks and uncertainties that could cause actual results or developments to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Factors that may cause actual results or developments to differ materially include, but not limited to: the risks associated with the adequacy of our existing cash resources and our ability to continue as a going concern; the risks associated with our ability to continue to meet our obligations under our existing debt agreements; the risk that clinical trials for bertilimumab or AmiKet™ will not be successful; the risk that bertilimumab, AmiKet™ or compounds arising from our NanomAb® program will not receive regulatory approval or achieve significant commercial success; the risk that we will not be able to find a partner to help conduct the Phase III trials for AmiKet™ on attractive terms, on a timely basis or at all; the risk that our other product candidates that appeared promising in early research and clinical trials do not demonstrate safety and/or efficacy in larger-scale or later-stage clinical trials; the risk that we will not obtain approval to market any of our product candidates; the risks associated with dependence upon key personnel; the risks associated with reliance on collaborative partners and others for further clinical trials, development, manufacturing and commercialization of our product candidates; the cost, delays and uncertainties associated with our scientific research, product development, clinical trials and regulatory approval process; our history of operating losses since our inception; the highly competitive nature of our business; risks associated with litigation; and risks associated with our ability to protect our intellectual property. These factors and other material risks are more fully discussed in our periodic reports, including our reports on Forms 8-K, 10-Q and 10-K and other filings with the U.S. Securities and Exchange Commission. You are urged to carefully review and consider the disclosures found in our filings which are available at www.sec.gov or at www.immunepharmaceuticals.com. You are cautioned not to place undue reliance on any forward-looking statements, any of which could turn out to be wrong due to inaccurate assumptions, unknown risks or uncertainties or other risk factors. We expressly disclaim any obligation to publicly update any forward looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

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